UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 13, 2017, Amyris, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) between the Company and a private investor (the “Purchaser”) relating to the sale of up to $15.0 million aggregate principal amount of convertible notes (“Notes”) that are convertible into shares of the Company’s common stock (“Common Stock”) at an initial conversion price of $1.90 per share. The Purchase Agreement includes customary representations, warranties and covenants by the Company. The Purchase Agreement also provides the Purchaser with a right of first refusal with respect to any variable rate transaction, subject to certain exceptions, on the same terms and conditions as are offered to a third-party purchaser for as long as the Purchaser holds any Notes or shares of Common Stock underlying the Notes.

The Notes will be issued and sold in two separate closings. The initial closing occurred on April 17, 2017. At the initial closing, the Company issued and sold a Note in a principal amount of $7.0 million to the Purchaser. If the Purchaser so elects at its option and in its sole discretion, the second closing will occur on or prior to December 31, 2017, subject to the satisfaction of certain closing conditions, including certain equity conditions. At the second closing, the Company will issue and sell a Note in a principal amount of $8.0 million to the Purchaser. The net proceeds from the sale of the Notes, after deducting estimated offering expenses payable by the Company, are expected to be approximately $14.9 million.

Notes

The Notes will be general unsecured obligations of the Company. Unless earlier converted or redeemed, the Notes will mature on or about the 18-month anniversary of their respective issuance, subject to the rights of the holders to extend the maturity date in certain circumstances.

The Notes will be payable in monthly installments, in either cash at 118% of such installment amount or, at the Company’s option, subject to the satisfaction of certain equity conditions, shares of Common Stock at a discount to the then-current market price, subject to a price floor. In addition, in the event that the Company elects to pay all or any portion of a monthly installment in Common Stock, the holders of the Notes shall have the right to require that the Company repay in Common Stock an additional amount of the Notes not to exceed 50% of the cumulative sum of the aggregate amounts by which the dollar-weighted trading volume of the Common Stock for all trading days during the applicable installment period exceeds $200,000.

The Notes contain customary terms and covenants, including certain events of default after which the holders may require the Company to redeem all or any portion of their Notes in cash at a price equal to the greater of (i) 118% of the amount being redeemed and (ii) the intrinsic value of the shares of Common Stock issuable upon an installment payment of the amount being redeemed in shares.

In the event of a Fundamental Transaction (as defined in the Notes), holders of the Notes may require the Company to redeem all or any portion of their Notes at a price equal to the greater of (i) 118% of the amount being redeemed and (ii) the intrinsic value of the shares of Common Stock issuable upon an installment payment of the amount being redeemed in shares.

The Company has the right to redeem the Notes for cash, in whole, at any time, or in part, from time to time, at a redemption price equal to 118% of the principal amount of the Notes to be redeemed.

The Notes will be convertible from time to time, at the election of the holders, into shares of Common Stock at an initial conversion price of $1.90 per share. The conversion price will be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction.

Notwithstanding the foregoing, the holders will not have the right to convert any portion of a Note, and the Company will not have the option to pay any amount in shares of Common Stock, if (a) the holder, together with its affiliates, would beneficially own in excess of 4.99% (or such other percentage as determined by the holder and notified to the Company in writing, not to exceed 9.99%, provided that any increase of such percentage will not be effective until 61 days after notice thereof) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or payment, as applicable, or (b) the aggregate number of shares issued with respect to the Notes (and any other transaction aggregated for such purpose) after giving effect to such conversion or payment, as applicable, would exceed 54,676,770 shares of Common Stock (the “Exchange Cap”). In the event that the Company is prohibited from issuing any shares of Common Stock under the Notes as a result of the Exchange Cap, the Company will pay cash in lieu of any shares that would otherwise be deliverable in excess of the Exchange Cap. In addition, pursuant to the Purchase Agreement, in the event that the aggregate number of shares of Common Stock issuable with respect to the Notes (and any other transaction aggregated for such purpose) would equal or exceed 49,233,710 of shares of Common Stock, the Company will be required to take all actions necessary for, and use its reasonable best efforts to solicit and obtain, stockholder approval for the issuance of shares of Common Stock in excess of the Exchange Cap.

For as long as they hold Notes or shares of Common Stock issued under the Notes, the holders may not sell any shares of Common Stock at a price less than $1.05 per share; provided, that with respect to any shares of Common Stock issued under the Notes at a price less than $1.00, the holders may sell such shares at a price not less than the price floor applicable to the installment period with respect to which such shares were issued.

The foregoing description of the Purchase Agreement and the Notes is qualified in its entirety by reference to the Form of Securities Purchase Agreement and the Form of Convertible Note, which are filed hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference. The legal opinion of Fenwick & West LLP relating to the Notes and the shares of Common Stock underlying the Notes being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Notes and the shares of Common Stock underlying the Notes are being offered and sold pursuant to a prospectus filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2015 and a prospectus supplement dated April 17, 2017, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-203216) declared effective by the SEC on April 15, 2015.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes described in Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
4.1	Form of Convertible Note (included in Exhibit 10.1)
5.1	Opinion of Fenwick & West LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: April 17, 2017	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Convertible Note (included in Exhibit 10.1)
5.1	Opinion of Fenwick & West LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)